Filed Pursuant to Rule 424(b)(5)
Registration No. 333-254037
PROSPECTUS SUPPLEMENT
(To Prospectus Supplement and
Prospectus dated March 17, 2021)

Brickell Biotech, Inc.
Up to $15,000,000
Common Stock

This prospectus supplement amends and supplements the information in our prospectus and prospectus supplement, each dated March 17, 2021 (File No. 333-254037), or collectively, the “Prospectus.” This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.
In accordance with the terms of the At Market Issuance Sales Agreement, or sales agreement, dated March 9, 2021, Oppenheimer & Co. Inc. and William Blair & Company, L.L.C. (each an “Agent,” and together, the “Agents”), we may offer and sell shares of our common stock from time to time through the Agents acting as our sales agent.
On March 15, 2022, the date we filed our Annual Report on Form 10-K for the year ended December 31, 2021, our Prospectus became subject to the offering limits in General Instruction I.B.6 of Registration Statement on Form S-3. We are filing this prospectus supplement to amend the Prospectus to update the amount of shares we are eligible to sell under General Instruction I.B.6. As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $15,000,000 from time to time through the Agents.
Our common stock is listed on Nasdaq, under the symbol “BBI”. On May 11, 2022, the last reported sales price of our common stock on Nasdaq was $0.20 per share. As of May 11, 2022, the aggregate market value of our common stock held by non-affiliates, or the public float, pursuant to General Instruction I.B.6 of Form S-3 was $45,082,498, which was calculated based on 116,794,036 shares of our common stock outstanding held by non-affiliates as of May 5, 2022 and at a price of $0.386 per share, the last reported sale price for our common stock on April 19, 2022. As of the date hereof, we have not offered and sold any common stock pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.
Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-5 of our prospectus supplement dated March 9, 2021, and under similar headings in other documents filed after the date hereof and incorporated by reference into the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.
Oppenheimer & Co. William Blair
The date of this prospectus supplement is May 12, 2022.